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Exhibit (a)(1)(iv)

        Offer to Purchase for Cash All Outstanding Shares of Common Stock of
SJW Group
at
$68.25 Net Per Share
by
WALTZ ACQUISITION SUB, INC.
a wholly owned subsidiary of
CALIFORNIA WATER SERVICE GROUP

June 7, 2018

        To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Waltz Acquisition Sub, Inc. (the "Purchaser"), a wholly owned subsidiary of California Water Service Group ("California Water"), is making an offer to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of SJW Group ("SJW"), at a price of $68.25 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated June 7, 2018 (the "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal"). The Offer to Purchase and the Letter of Transmittal, together with any amendments or supplements thereto, collectively constitute the "Offer".

        The Offer is not conditioned upon any financing arrangements or subject to a financing condition. The conditions of the Offer are described in Section 14 of the Offer to Purchase.

        For your information, and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     Offer to Purchase dated June 7, 2018;

          2.     Letter of Transmittal (including the IRS Form W-9), for your use and for the information of your clients;

          3.     Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A., the Depositary for the Offer, or if the procedures for book-entry transfer cannot be completed, by the expiration of the Offer;

          4.     A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          5.     Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 3, 2018, UNLESS THE OFFER IS EXTENDED.

        The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks, trust companies and other nominees for their customary costs and expenses incurred in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 5:00 P.M., New York City time, on August 3, 2018.

        Any inquiries you may have with respect to the Offer should be addressed to the Information Agent, and additional copies of the enclosed materials may be obtained from the Information Agent, at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,
California Water Service Group

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF WALTZ ACQUISITION SUB, INC., CALIFORNIA WATER SERVICE GROUP, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit (a)(1)(iv)